Exhibit 10.10

LEASE

THIS LEASE (“Lease”) is entered into and effective as of February 6, 2007 (“Effective Date”) by and between WIGSHAW, LLC, a Florida limited liability company, its successors and assigns (“Landlord”) with its address at P.O. Box 1857, Alachua, Florida 32616, and Axogen Corporation, a Delaware corporation with its address at P.O. Box 357787, Gainesville, Florida 32635-7787 (“Tenant”).

W I T N E S S E T H:

WHEREAS, the parties desire to enter into a Lease Agreement for space in the Progress One Building located in the Progress Corporate Park.

NOW, THEREFORE, for and in consideration of the sum of Ten and no/100 Dollars ($10.00) paid by Tenant to Landlord, and the mutual covenants and conditions set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that commencing as of the “Effective Date”. Landlord agrees to lease to Tenant, and Tenant agrees to lease from Landlord, the “Leased Premises” (as defined in Section 1.1h), subject to the following terms and conditions:

ARTICLE 1. SUMMARY OF LEASE PROVISIONS

1.1. BASIC DATA. Certain fundamental provisions of this Lease are presented in this summary format in this Article to facilitate convenient reference by the parties hereto. All references in this Lease to the following terms shall be accorded the meanings or definitions given in this Article, as though such meaning or definition were fully set forth throughout the text hereof, unless such meanings are expressly modified, limited or expanded elsewhere in this Lease. This Article, together with the terms herein referenced, shall constitute an integral part of this Lease.

(a) “Annual Gross Rent” shall be, as scheduled below:

LEASE YEAR	RENT PER SQUARE FT	ANNUAL GROSS RENT:	MONTHLY PAYMENT RENT:

1	$20.00	$94,840.00	$7,903.00
2	$20.00	$94,840.00	$7,903.00
3	$20.00	$94,840.00	$7,903.00
4	$20.00	$94,840.00	$7,903.00
5	$20.00	$94,840.00	$7,903.00

Rent and other sums payable by Tenant to Landlord under this Lease Agreement, plus any applicable tax, shall be paid to Landlord, without deduction or offset at its management office presently located at PO Box 1990 Alachua, Florida 32615 or such other place as Landlord may hereafter specify in writing.

(b) “Building” shall mean the building located on certain real property located in the City of Alachua, Alachua County, Florida, having a current address of 13859 Progress Blvd., Alachua, FL 32615.

(c) “Business Days” shall mean all days, except Saturdays, Sundays, New Year’s Day, President’s Day, Memorial Day, Independence Day, Christmas Day, Labor Day, Thanksgiving, and other recognized holidays.

(d) “Commencement Date” shall mean the date which is five (5) days after the Certificate of Occupancy is issued for the Leased Premises. If the Certificate of Occupancy is not issued by June 30, 2007, the Landlord shall not be deemed to be in default hereunder or otherwise liable in damages to Tenant, and Tenant may at its option cancel and terminate this lease, in which event neither party shall have any further liabilities or obligations hereunder, except the Landlord shall repay to Tenant any prepaid rent or security deposit.

(f) “Estimated Completion Date” shall mean April 30, 2007.

(g) “Lease Year” shall mean each twelve (12)-month period beginning on the Commencement Date and each anniversary thereof, provided the Commencement Date is on the first day of a month. If the Commencement Date falls on a day other than the first day of a month, then the first Lease Year shall begin on the first day of the calendar month next following the Commencement Date. If the Commencement Date falls on a day other than the first day of a month, then the Term shall be extended by the period of time (“Partial Lease Year”) from such Commencement Date through the end of the calendar month in which the Commencement Date falls.

(h) “Leased Premises” shall be deemed to mean approximately 4,742 square feet of finished office grade area extending to the exterior faces of all walls or to the center line of those walls separating the Leased Premises from other leased premises, together with appurtenances specifically granted in this Lease, but reserving and excepting to Landlord the use of the exterior walls and the roof and the right to install, maintain, use, repair and replace pipes, ducts, conduits and wires leading through the Leased Premises in locations which will not materially interfere with Tenant’s use thereof, which area shall be located in the Progress One Building in Progress Corporate Park with its address at 13859 Progress Blvd., Alachua, Florida 32615 and depicted by the crosshatched area on the site plan attached hereto and made a part hereof as Exhibit “A”.

Provided that Tenant is not in default under this Lease Agreement, Tenant shall have the option of leasing the adjoining approximately 3,600 square feet as depicted by the shaded area on Exhibit “A” beginning in the third Lease Year at the rate of $20.00 a square foot per year for the remaining term of this Lease Agreement. Tenant must notify Landlord in writing at least one hundred and twenty (120) days prior to the end of the second Lease Year if Tenant is exercising its option to lease the adjoining space. All of the terms and conditions of this Lease Agreement shall apply to the additional space.

(i) “Normal Business Hours” shall mean from 8:00 a.m. to 5:00 p.m. during all Business Days.

(j) “Rentable Area” or “Rentable Square Footage” shall mean the total area (as it exists from time to time). Rentable Area of the Leased Premises is hereby deemed to mean approximately 4,742 square feet.

(k) “Security Deposit” shall mean the sum of Eight Thousand ($8,000.00) dollars.

(l) “Term” shall mean five Lease Years (plus a Partial Lease Year, if applicable) commencing on the Commencement Date and ending at 11:59 p.m. on the last day of the sixtieth full calendar month following the Commencement Date (“Expiration Date”) or on such earlier date in which the Term of this Lease shall expire or be canceled or terminated pursuant to any of the conditions or covenants of this Lease or pursuant to law, and furthermore, shall include any renewal term, if such renewal term come into existence.

(m) “Use” shall mean general office, laboratory use, manufacturing, storage, distribution, and shipping and receiving and any other purpose approved by the Parties, in writing.

ARTICLE 2. LEASED PREMISES AND TERM

2.1. Leased Premises. Subject to the rent, terms and conditions herein set forth, Landlord hereby leases to Tenant and Tenant hereby rents from Landlord the Leased Premises, subject to the terms and provisions of this Lease to have and to hold for the Term, unless the Term shall be sooner terminated as hereinafter provided.

2.2. Construction and Acceptance of the Leased Premises. Landlord shall proceed to construct an improvement upon the Leased Premises in compliance with the “Flex Building Space: Office Standards”

identified in Exhibit “C” attached hereto, with such minor variations as Landlord may deem advisable, and tender the Leased Premises to Tenant. The Leased Premises shall be deemed to be “Ready for Occupancy” five (5) days after the Certificate of Occupancy is issued. Landlord shall notify Tenant in writing of the date of receipt of the Certificate of Occupancy as soon as such date is known. Tenant agrees to accept possession thereof and to proceed with due diligence to perform any Tenant Work. Tenant Work causing venting, opening, sealing, waterproofing or any altering of the roof shall be performed by Landlord’s roofing contractor at Tenant’s expense.

2.3. Landlord’s Reservation. Landlord shall retain absolute dominion and control over the Common Area and shall operate and maintain the Common Area in such manner as Landlord in its sole discretion, shall determine; provided, however, such exclusive right shall not operate to prohibit Tenant from its material benefit and enjoyment of the Leased Premises for the permitted Use as defined in Section 1(k). Tenant acknowledges that without advance notice to Tenant and without any liability to Tenant in any respect, Landlord shall have the right to:

(a) Close off any of the Common Area to whatever extent required in the opinion of Landlord to prevent a dedication of any of the Common Area or the accrual of any rights by any person or the public to the Common Area, provided such closure does not materially deprive Tenant of the benefit and enjoyment of the Leased Premises for its permitted Use;

(b) Temporarily close any of the Common Area for maintenance, alteration or improvement purposes;

(c) Select, appoint or contract with any person for the purpose of operating and maintaining the Common Area, on such terms and conditions as Landlord deems reasonable;

(d) Change the size, use, shape or nature of any such Common Area, provided such change does not materially deprive Tenant of the benefit and enjoyment of the Leased Premises. So long as Tenant is not thus deprived of the use and benefit of the Leased Premises, Landlord will also have the right at any time to change the arrangement or location of, or both, or to regulate or eliminate the use of any concourse, or any stairs, toilet or other public conveniences in the Building, without incurring any liability to Tenant or entitling Tenant to any abatement of rent;

(e) Expand the existing Building to cover a portion of the Common Area, convert the Common Area to a portion of the Building or convert any portion of the Building (excluding the Leased Premises). Upon erection of any buildings or expansion of the Building, or change in Common Area, the portion of the Building upon which such structures have been erected will no longer be deemed to be a part of the Common Area. In the event of any such changes in the size or use of a building or Common Area, Landlord may make an appropriate adjustment in the rentable square feet of the Building.

(f) In addition to the other rights of Landlord under this Lease, Landlord reserves to itself and its respective successors and assigns the right to: (i) change the street address and/or name of the Building; (ii) erect, use and maintain pipes and conduits in and through the Leased Premises; (iii) control the use of the roof and exterior walls of the Building; and (iv) use Tenant’s name in promotional materials (featuring Tenant only) and relating to the Building or Progress Corporate Park, with written permission from Tenant, which permission shall not be unreasonably withheld (it being understood that Landlord shall have the right, without obtaining the consent of Tenant, to use Tenant’s name in promotional materials that feature a list of all or major tenants of the Building and/or Progress Corporate Park). Landlord may exercise any or all of the foregoing rights without being deemed to be guilty of an eviction or disturbance or interruption of the business of Tenant or Tenant’s use or occupancy of the Leased Premises.

2.4. Term. The Term of this Lease shall commence on the Commencement Date as defined in Section 1, above, and shall extend to the last day of the fifth Lease Year at 11:59 p.m. or on such earlier date on which the term of this Lease may expire or be terminated pursuant to the provisions of this Lease or pursuant to law.

ARTICLE 3. RENT AND SECURITY DEPOSIT

3.1. Rent. Tenant agrees to pay to the order of Landlord, without demand, set-off or deduction during the Term, the Annual Gross Rent, in an amount equal to the sums specified in Section 1.1(a). The Annual Gross Rent shall be due and payable in twelve (12) equal monthly installments, in advance, commencing on the Commencement Date and continuing on the first day of each and every subsequent calendar month during the Term, in the amount as scheduled in Section 1.1(a); provided, however, that the installment of the Annual Gross Rent payable for the first full calendar month following the Commencement Date (and if the Commencement Date occurs on a date other than on the first day of a calendar month, the installment of Annual Gross Rent prorated from such date until the first day of the following month) shall be due and payable at the time of execution and delivery of this Lease. Tenant shall pay the Annual Gross Rent by good check or in lawful currency of the United States of America.

3.2. Late Payment Charge. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent and other sums due hereunder after the expiration of any applicable grace period will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Accordingly, other remedies for nonpayment of Rent notwithstanding, and except as expressly provided herein, in the event any installment payment of Annual Gross Rent due Landlord hereunder shall not be paid within ten (10) days after the due date, Tenant shall pay Landlord a late payment fee of ONE HUNDRED DOLLARS ($100.00), in addition to such other amounts owed under this Lease. In addition, Tenant shall pay Landlord interest on any delinquent payment due Landlord hereunder at the Default Rate; provided that interest shall not be payable on late charges incurred by Tenant or on any amounts upon which late charges are paid by Tenant to the extent such interest would cause the total interest to be in excess of that legally permitted.

3.3. Increase in Insurance Premiums and Ad Valorem Taxes. Tenant shall pay as Additional Rent its annual proportionate share of the increase in insurance premiums paid by Landlord for the Building and liabilities pursuant to Article 9.3. Tenant’s annual proportionate share on the Date of Commencement is $1,241.13 . If an increase in any insurance premiums paid by Landlord for the Building is caused by Tenant’s use of the Leased Premises, or if Tenant vacates the Leased Premises and causes an increase in such premiums, then Tenant shall pay as Additional Rent the amount of such increase to Landlord. The Tenant’s share in the increase in insurance premiums shall be charged to Tenant as Additional Rent and shall become payable by Tenant in one lump sum within fifteen (15) days after demand or at Landlord’s option, divided by twelve (12) and collected with monthly rent.

Tenant shall pay as Additional Rent its annual proportionate share of the increase in ad valorem taxes (real estate) paid by Landlord with respect to the building and land upon which it is situated. Tenant’s annual proportionate share on the Date of Commencement is $13,661.00. The Tenant’s share in the increase in ad valorem taxes shall be charged to Tenant as Additional Rent and shall become payable by Tenant in one lump sum within fifteen (15) days after demand or at Landlord’s option, divided by twelve (12) and collected with monthly rent.

Even though the term of the Lease Agreement has terminated or expired and Tenant has vacated the Leased Premises, when a final determination is made of Tenant’s share of the insurance premiums and tax for the year in which the Lease terminates, Tenant shall immediately pay any sums due upon demand.

3.4. Holding Over. In the event that Tenant does not vacate the Leased Premises upon the expiration or termination of this Lease and continues to hold over in possession of the Leased Premises without the written consent of Landlord, Tenant shall be a tenant at will for the holdover period and all of the terms and provisions of this Lease shall be applicable during that period, including the obligation to pay Rent, except that Tenant shall pay Landlord as an installment of the Annual Gross Rent for the period of such holdover an amount equal to two times (200%) the Annual Gross Rent which would have been payable by Tenant had the holdover period been a part of the original term of this Lease. The rental payable during the holdover period shall be payable to Landlord on demand.

3.5. Sales Tax. In addition to the Annual Gross Rent, and all other Additional Rent to be paid by Tenant hereunder, Tenant shall be liable and pay to Landlord all rental, sales and use taxes, if any, levied or imposed by any city, state, county or other governmental body having authority, such payments to be in addition to all other payments required to be paid to Landlord by Tenant under the terms of this Lease. Any such payment shall be paid concurrently with the payment of the Rent or other charge upon which the tax is based as set forth above.

3.6. Rights to Additional Rent. Any and all sums of money or charges, other than Annual Gross Rent, required to be paid by Tenant under this Lease, whether or not the same be so designated, shall be considered “Additional Rent.” Landlord shall have the same rights and remedies with respect to Additional Rent as with respect to Annual Gross Rent. The term “Rent” is hereby defined to mean the Annual Gross Rent, and any additional charge, fee or rent payable by Tenant to Landlord under this Lease.

3.7. Security Deposit. Tenant has deposited with the Landlord the sum of Eight Thousand ($8,000.00) dollars (“Security Deposit”). The Security Deposit constitutes security for Tenant’s satisfactory performance of the terms, covenants and conditions of this Lease including the payment of Annual Gross Rent and Additional Rent.

(a) Landlord may use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any Annual Gross Rent, Additional Rent or any other sum as to which Tenant is in default or for any reasonable sum which Landlord may expend or may be required to expend by reason of Tenant’s default in respect of any of the terms, covenants and conditions of this Lease, including any damages or deficiency in the re-letting of the Leased Premises or other reentry by Landlord.

(b) If Landlord uses, applies or retains the whole or any part of the Security Deposit, Tenant shall replenish it to the sum provided in this Section 3.7 within five (5) Business Days after being notified in writing by the Landlord of the amount due. Tenant shall be in default of this Lease if the amount due is not paid within the required time period.

(c) In the event of a sale or master leasing of the Building, or any part thereof, of which the Leased Premises form a part, Landlord shall have the right to transfer the security to the new landlord, and Landlord shall ipso facto be released by Tenant from all liability for the return of the Security Deposit. In such event, Tenant agrees to look solely to the new landlord for the return of the Security Deposit and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the Security Deposit to a new landlord.

(d) Tenant covenants that it shall not assign or encumber the Security Deposit given to Landlord pursuant to this Lease. Neither Landlord, its successors or assigns shall be bound by any such assignment or encumbrance or any attempted assignment or encumbrance. The Security Deposit shall not be used as any part of the Annual Gross Rent or Additional Rent by Tenant. Landlord will not be obligated to pay Tenant interest on the Security Deposit, nor to segregate the Security Deposit from Landlord’s other funds.

(e) In the event that Tenant shall fully and faithfully comply with all the terms, covenants and conditions of this Lease, any part of the Security Deposit not used or retained by Landlord in accordance with the terms of this Lease shall be returned to Tenant after the expiration of the Lease and after delivery of exclusive possession of the Leased Premises to Landlord.

ARTICLE 4. OCCUPANCY AND USE

4.1. Use. Tenant warrants and represents to Landlord that the Leased Premises shall be used and occupied solely for the purposes set forth in Article 1 and for no other purposes whatsoever. Tenant shall occupy the Leased Premises, conduct its business and control its agents, employees, invitees and visitors (to the extent such invitees and visitors are within the Leased Premises) in such a manner as is lawful, reputable and will not create a nuisance. Tenant shall not permit any operation which emits any excessive or offensive odor or matter which intrudes into other portions of the Building, use any apparatus or machine which makes undue noise or causes undue vibration in any portion of the Building or otherwise materially interfere with, annoy or disturb any other lessee in its normal business operations or Landlord in its management of the

Building. Tenant shall neither permit any waste on the Leased Premises nor allow the Leased Premises to be used in any way which would, in the reasonable opinion of Landlord, be extra hazardous on account of fire or which would in any way increase or render void the fire insurance on the Building. If any governmental license or permit shall be required for the proper and lawful conduct of Tenant’s business in the Leased Premises, Tenant shall, at its expense, duly procure and thereafter maintain such license or permit and shall at all times comply with the terms and conditions of same. Tenant shall not at any time knowingly suffer the Leased Premises to be used or occupied in violation of (i) the Certificate of Occupancy for the Leased Premises or for the Building, (ii) any of the provisions of this Lease, or (iii) zoning ordinances, and rules and regulations of governmental and quasi governmental authorities having jurisdiction over the Building.

4.2. Signs. Except as expressly permitted hereinafter, Tenant shall not place any signs or other advertising matter or material on the exterior of the Building, anywhere upon the Common Areas, or in any portion of the interior of the Leased Premises which is visible beyond the Leased Premises, except those signs submitted to Landlord in writing and approved by Landlord in writing, which approval shall not be unreasonably withheld. If any prohibited sign, advertisement or notice is exhibited by Tenant, Landlord shall have the right to remove the same, and Tenant shall pay upon demand any and all expenses incurred by Landlord in such removal, together with interest thereon at the Default Rate.

4.3. Compliance with Laws, Rules and Regulations. Tenant, at Tenant’s sole cost and expense, shall comply with all present and future laws, ordinances, orders, and rules and regulations of all state, federal, municipal, and local governments, departments, commissions, and boards having jurisdiction over the Leased Premises, Tenant’s business, or any activity or condition on or about the Leased Premises, including, without limitation, all environmental laws and any other laws relating to the improvements on the Leased Premises or the air in and around the Leased Premises (collectively, the “Laws”). Tenant warrants that its business and all activities to be conducted or performed in, on, or about the Leased Premises shall comply with all of the Laws. Tenant agrees to change, reduce, or stop any such activity, or install necessary equipment, safety devices, pollution control systems, or other installations at any time during the Term hereof to so comply. Without limitation to the foregoing, Tenant agrees:

(a) If, during the Term hereof, due to the Tenant’s use of the property, Landlord or Tenant is required to alter, convert, or replace the HVAC system serving the Leased Premises in order to comply with any of the Laws concerning indoor air pollution or quality, or in order to meet any applicable limitation on, standard for, or guideline relating to indoor air quality or the emission of any indoor air pollutant, including, without limitation, those adopted by the Occupational Safety and Health Administration, the American Society of Heating, Refrigeration, and Air Conditioning Engineers, or the Environmental Protection Agency, Tenant acknowledges and agrees that such costs of any such conversion or replacement, including without limitation, the purchase and installation of new equipment, and the alteration of existing HVAC equipment in the Leased Premises to accommodate any new equipment, shall be paid by Tenant.

(b) Tenant will comply with the reasonable rules and regulations of the Building adopted from time to time by Landlord, a current copy of which are set forth on Exhibit “B” attached to this Lease. Landlord shall have the right at all times to change and amend the rules and regulations in any reasonable manner as may be deemed advisable for the safety, care, cleanliness, preservation of good order and operation or use of the Building or the Leased Premises. The Rules and Regulations, as changed in accordance with this section from time to time, are hereinafter called the “Rules and Regulations.”

4.4. Warranty of Possession. Landlord warrants that it has the right and authority to execute this Lease. Landlord covenants and agrees that, upon Tenant’s paying on a monthly installment basis the Annual Gross Rent and any Additional Rent required hereunder and performing all of the other covenants herein on its part to be performed, Tenant shall and may peaceably and quietly hold and enjoy the Leased Premises without hindrance by Landlord or persons claiming through or under Landlord (including, without limitation, any mortgagee of Landlord), subject to the terms, covenants and conditions of this Lease. Landlord shall not be responsible for the acts or omissions of any other lessee or third party not claiming through or under Landlord that may interfere with Tenant’s use and enjoyment of the Leased Premises.

4.5. Inspection. Landlord and Landlord’s agents shall have the right during Normal Business Hours to enter the Leased Premises, to examine the areas of same designated by Tenant as “public,” and to show such designated public areas to prospective purchasers or lenders of the Building. Tenant shall allow Landlord entry into the non-public portions of the Leased Premises upon 24 hours notice by Landlord to Tenant and upon execution of Tenant’s standard Non-Disclosure Agreement by each person desiring such entry. Normal Business Hours for the Building are 8:00 a.m. to 5:00 p.m. each Business Day. Upon reasonable prior notice and upon execution of Tenant’s standard Non-Disclosure Agreement by each person desiring such entry (except in the case of an emergency), Landlord and Landlord’s agents shall have the right outside of Normal Business Hours to enter the Leased Premises to make such repairs or alterations as required under this Lease or as Landlord may reasonably deem necessary or desirable, and Landlord shall be allowed to take all material into and upon the Leased Premises that may be required therefore without the same constituting an eviction of Tenant in whole or in part, and the Rent reserved herein shall in no way abate while said repairs or alterations are being made; provided, however, if the necessity of such repairs do not arise due to the fault of Tenant and Tenant is prevented from operating in the Leased Premises in whole or in part, then in such event the Annual Gross Rent shall be proportionately abated during said period. During the twelve (12) months prior to the expiration of the Term hereof, Landlord may during Normal Business Hours exhibit the Tenant-designated public portions of the Leased Premises to prospective tenants. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever, for the care, maintenance or repair of the Leased Premises or the Building or any part thereof, except as otherwise herein specifically provided. Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Tenant-designated public areas of the Leased Premises. Tenant shall not change Landlord’s lock system unless Tenant provides Landlord with a pass key, or in any other manner prohibit Landlord from entering the Tenant-designated public areas of the Leased Premises. Landlord shall have the right to use any and all means which Landlord may deem proper to open any door in an emergency without liability therefor.

ARTICLE 5. UTILITIES AND SERVICE

5.1. Building Services. Landlord shall provide routine maintenance and painting to the exterior of the Building. Landlord will not be liable to Tenant or any other person, for direct or consequential damage, or otherwise, for any failure of Tenant to obtain any heat, air conditioning, lighting, or other service Landlord has agreed to supply during any period when Landlord uses reasonable diligence to supply such services. Landlord reserves the right temporarily to discontinue such services, or any of them, at such times as may be necessary by reason of accident, repairs, alterations or improvements, strikes, lockouts, riots, acts of God, governmental preemption in connection with a national or local emergency, any rule, order or regulation, conditions of supply and demand which make any product unavailable, Landlord’s compliance with any mandatory or voluntary governmental energy conservation or environmental protection program, or any other happening beyond the control of Landlord. Except as expressly provided hereinafter, Landlord will not be liable for damages to persons or property or for injury to, or interruption of, business for any discontinuance permitted under this Section, nor will such discontinuance in any way be construed as an eviction of Tenant or cause an abatement of rent or operate to release Tenant from any of Tenant’s obligations under this Lease. Landlord reserves the right from time to time to make changes in the services provided by Landlord to the Building provided such changes do not detract from the level of the existing services. Landlord shall not be liable for any damages to persons or property or for injury to, or interruption of, business arising from the interruption of any utility service to the Building. If there is a failure by Landlord to furnish the services specified in this Section, and further provided such interruption is not due to Tenant’s negligence or willful misconduct, and further provided, should the unavailability of such service render all or any portion of the Leased Premises unusable by Tenant for Tenant’s permitted Use, Tenant may, after and upon the giving of five (5) days written notice to Landlord, deduct the rent for that portion of the Leased Premises which is so unusable provided same is not due to reasonable delays. Landlord reserves the right from time to time to make changes in the services provided by Landlord to the Building provided such changes do not detract from the level of the existing services.

5.2. Security and Theft or Burglary. Landlord shall not be liable to Tenant for losses to Tenant’s property or personal injury caused by criminal acts or entry by unauthorized persons (other than the gross negligence or willful misconduct of Landlord, or Landlord’s agents or contractors) into the Leased Premises or the Building.

5.3. Janitorial Service. Tenant shall keep the interior of the Leased Premises cleaned and well maintained.

5.4. Utilities. Tenant shall pay all electrical, gas, water, heat, sewer, telephone, and any other utility charges for service to the Leased Premises. Tenant shall keep the Leased Premises sufficiently heated to avoid the freezing or bursting of all pipes therein. Tenant shall pay all additional improvement costs occasioned by high electrical consumption electrodata processing machines, advanced telecommunications equipment, computers and other equipment of high electrical consumption, including without limitation, the cost of installing, servicing and maintaining any special or additional inside or outside riders, wiring or lines, meters or submeters, transformers, poles, or air conditioning costs. Landlord shall furnish all electrical and gas services to the common areas, at Landlord’s expense.

ARTICLE 6. REPAIRS AND MAINTENANCE

6.1. Landlord Repairs. Upon Tenant taking possession of the Leased Premises, Tenant hereby acknowledges that it has accepted the Premises “As Is”. Landlord shall not be required to make any improvements, replacements or repairs of any kind or character to the Leased Premises or the Building during the term of this Lease except as are set forth in this Lease. Landlord shall maintain only (a) the roof, structure, columns, exterior walls, foundation, in sound, watertight condition and good state of repair; and (b) the sidewalks, curbs, driveways, parking areas (if any) and landscaping in good condition and repair, open and free of debris or other obstruction. Landlord shall not be liable to Tenant, except as expressly provided in this Lease, for any damage or inconvenience, and Tenant shall not be entitled to any abatement or reduction of rent by reason of any repairs, alterations or additions made by Landlord under this Lease. Tenant understands and agrees that Landlord may, at any time or from time to time during the term of this Lease, perform substantial renovation work in and to the Building or the mechanical systems serving the Building (which work may include, but need not be limited to, the repair or replacement of the Building’s exterior facade, electrical systems, air conditioning and ventilating and other systems), any of which work may require access to the same from within the Leased Premises. Tenant agrees that:

(a) Landlord shall have access to the Leased Premises at all reasonable times, subject to the restrictions set forth in Section 4.5, upon reasonable notice, for the purpose of performing such work; and

(b) Landlord shall incur no liability to Tenant, nor shall Tenant be entitled to any abatement of rent on account of any noise, vibration, or other disturbance to Tenant’s business at the Leased Premises (provided that Tenant is not denied access to said Leased Premises) which shall arise out of said access by Landlord or by the performance by Landlord of the aforesaid renovations at the Building.

Landlord shall use reasonable efforts (which shall not include any obligation to employ labor at overtime rates) to avoid disruption of Tenant’s business during any such entry upon the Leased Premises by Landlord. Landlord shall not be liable to Tenant, except as expressly provided in this Lease, for any damage or inconvenience, and Tenant shall not be entitled to any abatement or reduction of rent by reason of any repairs, alterations or additions made by Landlord under this Lease.

6.2. Tenant Repairs. Tenant, at Tenant’s expense, shall provide for storage disposal of all biomedical and hazardous materials and waste delivered, generated from or stored within the Leased Premises, all in strict compliance with all Federal, State and local rules, regulations, laws, ordinances and guidelines. Tenant shall not suffer any damage, waste or deterioration to occur to the Leased Premises and shall maintain the interior non-structural portions of the Leased Premises and the fixtures and appurtenances therein in good repair and clean and sightly condition, and shall make all repairs necessary to keep them in good working order and condition (including structural repairs when those are necessitated by the negligence or willful misconduct of Tenant or its agents, employees, invitees, licensees or visitors) ordinary wear and tear and Acts of God excepted, and subject to the provisions of Articles 8 and 10 hereof. All repairs, replacements and restorations made by Tenant shall be equal in quality and class to the originals thereof and shall be completed in compliance with applicable law. Tenant covenants that any repairs or replacements (as the case may be) required by the terms of this Lease to be made by Tenant shall be commenced and completed expeditiously;

provided, however, if Tenant fails to make the repairs or replacements, in an emergency promptly after notice, or otherwise fails to make the repairs or replacements within thirty (30) days after notice or in the event that such repair or replacement is of such a nature as cannot with diligent effort be cured within said thirty (30) day period, Tenant shall have failed to commence to cure within said period or failed to diligently prosecute remedial efforts to completion within a reasonable time thereafter, then Landlord may, at its option, make the repairs or replacements, and the cost of such repairs or replacements shall be charged to Tenant as Additional Rent and shall become payable by Tenant with the payment of the rent next due hereunder.

6.3. Request for Repairs. Tenant must notify Landlord of its request for repairs or maintenance to the Leased Premises that are the responsibility of Landlord pursuant to any provision of this Lease and such request must be made to Landlord at the address provided for in the notice section.

6.4. Tenant Damages. At the termination of this Lease, by lapse of time or otherwise, Tenant shall deliver the Leased Premises to Landlord in as good condition as existed at the Commencement Date of this Lease, ordinary wear and tear excepted. Landlord may require Tenant to restore the Leased Premises to the condition of the premises at the time the original lease was executed, ordinary wear and tear excepted. The reasonable cost and expense of any repairs necessary to restore the condition of the Leased Premises, as documented by Landlord with reasonable documentation of such costs, shall be borne by Tenant.

ARTICLE 7. ALTERATIONS AND IMPROVEMENTS

7.1. Leasehold Improvements. If construction to the Leased Premises is to be performed by Landlord prior to or during Tenant’s occupancy, Landlord will complete the construction of the improvements to the Leased Premises in accordance with plans and specifications agreed to by Landlord and Tenant. Notwithstanding the foregoing, Tenant shall not undertake any alterations or improvements to any portion of the Leased Premises or the Building which may cause or create penetrations to the roof, ceiling or floors thereof. Within seven days of receipt of plans and specifications, Tenant shall execute a copy of the plans and specifications and, if applicable, change orders setting forth the amount of any costs to be borne by Tenant. In the event Tenant fails to execute the plans and specifications and change order within the seven day period, Landlord may, at its sole option, declare this Lease canceled or notify Tenant that the Annual Gross Rent shall commence on the completion date even though the improvements to be constructed by Landlord may not be complete. Any changes or modifications to the approved plans and specifications shall be made and accepted by written change order or agreement signed by Landlord and Tenant and shall constitute an amendment to this Lease.

7.2. Tenant Improvements. Tenant acknowledges that in the event Tenant intends to undertake improvements or alterations to the Leased Premises following the Effective Date, at its sole expense, Tenant must obtain the prior written consent and approval of Landlord to such improvements or alterations (“Alterations”), which consent shall not be unreasonably denied. Landlord’s approval of any such Alterations may also be conditioned upon Landlord’s approval of plans, contractors, contractor lien indemnification, and terms of access for construction. Landlord may require the plans to be prepared by a licensed Architect. Any Alterations to the Leased Premises made by Tenant shall at once become the property of Landlord and shall be surrendered to Landlord upon the termination of this Lease provided, however, Landlord, at its option, may require Tenant to remove and/or repair any Alterations in order to restore the Leased Premises to the condition existing at the time Tenant took possession, all costs of removal and/or repair and restoration to be borne by Tenant. This clause shall not apply to moveable equipment or furniture owned by Tenant which may be removed by Tenant at the end of the term of this Lease if Tenant is not then in default and if such equipment and furniture are not then subject to any other rights, liens and interests of Landlord. Following the completion of the initial leasehold improvements, all Alterations must be in accordance with the requirements of this Lease. Tenant, at its expense, shall obtain all necessary governmental permits and certificates for the commencement and prosecution of the Alterations and for final approval thereof upon completion and shall cause the Alterations to be performed in a good and workmanlike manner in accordance with the requirements of all applicable governmental authorities. All Alterations shall be diligently performed in a good and workmanlike manner, using materials and equipment at least equal in quality and class to the original installations of the Leased Premises.

7.3. Liens. Nothing contained in this Lease shall be construed as a consent on the part of the Landlord to subject the estate of Landlord to liability under the Construction Lien Law of the State of Florida, it being expressly understood that the Landlord’s estate shall not be subject to such liability. Tenant shall strictly comply with the Construction Lien law of the State of Florida, as set forth in Chapter 713, Florida Statutes. Notwithstanding the foregoing, Tenant, at its expense, shall cause any lien filed against the Tenant’s interest under this Lease, the Leased Premises, the Building or the Parking Area for work, services or materials claimed to have been furnished to or for the benefit of Tenant (other than on account of the Leasehold Work) to be satisfied or transferred to bond within twenty (20) days after Tenant’s having received notice thereof. In the event that Tenant fails to satisfy or transfer to bond such claim of lien within said twenty (20) day period, the Landlord may do so and thereafter charge the Tenant as additional rent, all costs incurred by the Landlord in connection with the satisfaction or transfer of such claim, including reasonable attorneys’ fees plus interest thereon at the Default Rate. Further, the Tenant agrees to indemnify, defend, and save the Landlord harmless from and against any damage or loss incurred by the Landlord as a result of any such mechanic’s Claim of Lien. This Section shall survive the termination of this Lease.

ARTICLE 8. CASUALTY

8.1. Substantial Destruction. If the Leased Premises shall be substantially damaged by fire, windstorm, or otherwise during the Lease Term, Landlord shall have the right to either terminate this Lease, provided that notice thereof is given to Tenant not later than one hundred twenty (120) days after such damage or destruction, or to proceed to repair such damage and restore the Leased Premises to substantially their condition at the time of such damage (but only to the extent of Landlord’s original obligation to construct pursuant hereto and to the extent only of proceeds received by Landlord from its insurers). Tenant, at its sole cost and expense, shall repair and restore whatever trade fixtures, equipment and improvements it had installed prior to the damage or destruction. The terms “substantially damaged” and “substantial damage,” as used in this Article, shall have reference to damage of such a character as cannot reasonably be expected to be repaired or such that the Leased Premises cannot be restored within ninety (90) days after the commencement of construction.

8.2. Partial Destruction. If during the Term hereof the Leased Premises shall be partially damaged (as distinguished from “substantially damaged”) by fire or other casualty, Landlord shall forthwith proceed to repair such damage and restore the Leased Premises to substantially their condition at the time of such damage (but only to the extent of Landlord’s original obligation to construct pursuant hereto and to the extent only of proceeds received by Landlord from its insurers), except Tenant, at its sole cost and expense, shall repair and restore whatever trade fixtures, equipment and other improvements it had installed prior to the damage or destruction.

8.3. Abatement of Rent. If the provisions of Subsection 8.1 or 8.2 of this Article 8 shall become applicable, the Annual Gross Rent and all other charges specified in this Lease shall be abated or equitably reduced proportionately during any period in which, by reason of such damage or destruction, there is substantial interference with the operation of the business of Tenant in the Leased Premises, and such abatement or equitable reduction shall continue for the period commencing with such destruction or damage and ending with the completion by Landlord of all work or repair and/or restoration that is necessary to cause the Leased Premises to be restored to substantially their condition at the time of such damage as indicated in paragraph 8.2 of this lease. In the event of the termination of this Lease pursuant to this Section 8, this Lease, and the Term hereof, shall cease and come to an end as of the date of such damage or destruction. Any Annual Gross Rent or other charges paid in advance by Tenant shall be promptly refunded by Landlord.

8.4. Landlord’s Limitation of Obligation. Despite anything contained in this Lease to the contrary, and without limiting Landlord’s right or remedies hereunder:

(a) If damage or destruction occurs to the Leased Premises or any part thereof by reason of any cause in respect of which there are no proceeds of insurance available to Landlord, or

(b) If the proceeds of insurance are insufficient to pay Landlord for the costs of rebuilding or making fit the Leased Premises, or

(c) If any mortgagee or other person entitled to the proceeds of insurance does not consent to the payment to Landlord of such proceeds for such purpose, or

(d) If in Landlord’s reasonable opinion any such damage or destruction is caused by any fault, neglect, default, negligence, act, or omission of Tenant, or those for whom Tenant is in law responsible, or any other person entering upon the Leased Premises under express or implied invitation of Tenant, then Landlord may, without obligation or liability to Tenant, terminate this Lease on 30 days’ written notice to Tenant and all Rent shall be adjusted as of, and Tenant shall vacate and surrender the Leased Premises on, such termination date.

8.5. Landlord’s Right to Terminate. In the event that the Building has been damaged or destroyed by fire or other casualty to the extent that the cost of restoration of the Building will exceed a sum constituting sixty percent (60%) of the total replacement cost thereof, Landlord shall have the right to terminate this Lease provided that notice thereof is given to Tenant not later than sixty (60) days after such damage or destruction and Landlord elects not to restore the Building and terminates all other leases for space in the Building.

ARTICLE 9. INSURANCE

9.1. Tenant’s Insurance. Tenant shall, at its sole expense, maintain in effect at all times during the Term insurance coverage with limits not less than those set forth below with insurers licensed to do business in the state of Florida: a) Workers Compensation Insurance—statutory limits as required by State law, and as same may be amended from time to time; b) Employer’s Liability Insurance—minimum limit $500,000.00; and c) Commercial General Liability Insurance, with a combined single limit of $1,000,000 per occurrence and general aggregate limits of $2,000,000.00. These policies shall be endorsed to include Landlord and Landlord’s mortgagee, if any, as an additional insured, state that the insurance is primary over any insurance carried by Landlord, and the commercial general liability policy shall be written on a standard Insurance Services Office, Inc. (ISO) policy form with a 1988 or later edition date or its equivalent. The policy must be written on an occurrence basis and include Coverage A (Bodily Injury and Property Damage Liability), Coverage B (Personal and Advertising Injury Liability) and Coverage C (Medical Payments). Upon Tenant’s default in obtaining or delivering the policy or certificate for any such insurance or Tenant’s failure to pay the charges therefor, Landlord may, upon ten (10) days notice to Tenant, procure or pay the reasonable charges for any such policy or policies (for not more than a 12 month period) and charge the Tenant therefor plus interest thereon at the Default Rate as additional rent.

9.2. Tenant’s Personal Property Insurance. Tenant shall at all times during the term hereof and at its cost and expense, maintain in effect policies of insurance covering all of Tenant’s personal property, trade fixtures and equipment located in the Leased Premises, in an amount equal to their full replacement value, providing protection against any peril included within the standard classification of “Fire and Extended Coverage”, together with insurance against sprinkler damage, vandalism, theft and malicious mischief. The proceeds of such insurance, so long as this Lease remains in effect, shall be used to repair or replace the personal property, trade fixtures and equipment so insured.

9.3. Landlord’s Insurance. Landlord shall maintain at all times during the term of this Lease standard all-risk fire and casualty insurance, covering the Building in amounts at least equal to the full replacement cost of the Building at the time in question, but in no event less than such coverage as is required to avoid co-insurance provisions; and b) comprehensive public liability insurance and such other insurance coverage as is customarily carried in respect of comparable buildings.

9.4. General Requirements. All policies of insurance required under this article shall provide that they will not be cancelled upon less than thirty (30) days prior written notice to Landlord and Tenant. Tenant shall furnish to Landlord a certificate or certificates of insurance certifying that the insurance coverage required is in force, upon request. The coverage shall be issued by companies licensed to do business in the State of Florida and rated A:VIII or better in Best’s Insurance Guide (or similar rating in an equivalent publication if no longer published) and shall otherwise be reasonably satisfactory to the parties. Not less than thirty (30) days prior to expiration of the coverage, renewal policies or certificates of insurance evidencing renewal shall be provided. Any insurance required by the terms of this Lease may be under a blanket policy (or policies) covering other properties of Landlord, Tenant and/or related or affiliated corporations. If such insurance is maintained under a blanket policy, the respective party shall procure and deliver to the other party a statement from the insurer or general agent of the insurer setting forth the coverage maintained and the amount thereof allocated to the risk intended to be insured hereunder.

ARTICLE 10. INDEMNIFICATION

10.1. Tenant’s Indemnification. Tenant shall indemnify, defend and save Landlord harmless from and against any and all claims, actions, damages, liability and expense in connection with loss of life, personal injury and/or damage to or destruction of property arising from or out of any occurrence in, upon or at the Leased Premises, or the occupancy or use by Tenant of the Leased Premises or any part thereof, or occasioned wholly or in part by gross negligence or willful misconduct of Tenant, its agents, contractors, employees, servants, subtenants or concessionaires. In case Landlord shall be made a party to any such litigation commenced by or against Tenant, then Tenant shall protect and hold Landlord harmless and pay all costs and reasonable attorney’s fees incurred by Landlord in connection with such litigation, and any appeals thereof.

10.2 Landlord’s Indemnification. Landlord shall indemnify, defend and save Tenant harmless from and against any and all claims, actions, damages, liability and expense in connection with loss of life, personal injury and/or damage to or destruction of property occasioned wholly or in part by any act or omission of Landlord, its agents, contractors, employees, servants, subtenants or concessionaires. In case Tenant shall be made a party to any such litigation commenced by or against Landlord, then Landlord shall protect and hold Tenant harmless and pay all costs and reasonable attorney’s fees incurred by the Tenant in connection with such litigation, and any appeals thereof.

10.3 Notwithstanding the above, Landlord Not Liable. Except for the gross negligence of intentional misconduct of Landlord or it’s agents, employees or contractors, Tenant agrees Landlord shall not be liable to Tenant, Tenant’s employees, agents, invitees, licensees or visitors, or to any other person, for an injury to person or damage to property on or about the Leased Premises caused by any act or omission of Landlord, its agents, servants or employees, or of any other person entering upon the Leased Premises under express or implied invitation by Tenant.

ARTICLE 11. CONDEMNATION

11.1. Substantial Taking. If, after the Commencement Date and before the termination of this Lease: (i) any portion of the Leased Premises is taken by eminent domain or conveyed in lieu thereof; or (ii) as a result of a taking by eminent domain or the action of any public or quasi-public authority or a conveyance in lieu thereof, the means of ingress or egress to and from the Building is so permanently altered as to materially and adversely affect the flow of traffic in, to, from or about the Building; then, in any of the foregoing events, the Lease Term shall, at the option of Tenant, cease and terminate as of the day possession shall be taken by the acting governmental or quasi-governmental authority (the “Date of Taking”). Such option to terminate shall be exercisable by Tenant giving written notice to Landlord on or before thirty (30) days after the Date of Taking, which notice shall provide for a termination date (the “Termination Date”) not later than ninety (90) days after the Date of Taking and Tenant shall pay Rent up to the Termination Date, and Landlord shall refund such Annual Gross Rent and other payments as shall have been paid in advance and which cover a period subsequent to the Termination Date. In the event Tenant does not terminate this Lease, Landlord shall promptly and diligently restore the Building and the Leased Premises and the Building and Common Areas to as near to their condition prior to such taking or conveyance as is reasonably possible, and, during the course of such restoration, there shall be a fair and equitable abatement of all Annual Gross Rent, taking into account the extent to which Tenant shall be required to close down all or a portion of its operations until restoration has been completed; and, after such restoration, there shall be fair and equitable abatement of Annual Gross Rent on a permanent basis, taking into account the reduction in the size of the Leased Premises, reduction in Common Areas, and the like. If fifty percent (50%) or more of the rentable area in the Building is taken by eminent domain or conveyed in lieu thereof, then Landlord shall have the right to terminate this Lease by giving written notice to Tenant on or before thirty (30) days after the Date of Taking; provided that Landlord also terminates all leases for premises within the Building.

11.2. Restoration. If any portion of the Leased Premises shall be so taken or conveyed and this Lease is not terminated, then the Lease Term shall cease only with respect to that portion of the Leased Premises so taken or conveyed, as of the day possession shall be taken, and Tenant shall pay Annual Gross Rent and all other payments up to that day, with an appropriate refund by Landlord of such Rent as may have been paid in advance for a period subsequent to the date of the taking of possession and, thereafter, the Annual Gross Rent and all other payments shall be equitably adjusted. Landlord shall, at its expense, make all necessary repairs or alterations so as to constitute the remaining portion of the Leased Premises a complete architectural unit. It is understood and agreed that Tenant shall not have the right to claim damages for the value of its leasehold estate, nor shall Tenant have the right to share in any award granted to Tenant, nor shall Tenant have the right to claim damages that in any way may be in derogation of Landlord’s award.

11.3 The Award. All compensation awarded for any taking, whether for the whole or a portion of the Leased Premises, shall be the sole property of Landlord whether such compensation shall be awarded for diminution in the value of, or loss of, the leasehold or for diminution in the value of, or loss of the fee or otherwise, and Tenant hereby assigns to Landlord all of Tenant’s right and title to and interest in any and all such compensation; provided, however, Landlord shall not be entitled to and Tenant shall have the sole right to retain any separate award made by the appropriating authority to tenant for the cost of removal of leasehold improvements, fixtures, and personalty improvements installed in the Premises by, or at the expense of, Tenant and for relocation expenses, and any separate award made by the appropriating authority directly to Tenant.

ARTICLE 12. ASSIGNMENT OR SUBLEASE

12.1. Landlord Assignment. Landlord shall have the right to sell, transfer or assign, in whole or in part, its rights and obligations under this Lease and in the Building. Any such sale, transfer or assignment shall operate to release Landlord from any and all liabilities under this Lease arising after the date of such sale, assignment or transfer, provided such transferee or assignee assumes such liabilities in writing. The acceptance of rent by any such transferee or assignee shall constitute assumption of such liabilities.

12.2. Tenant Assignment and Subletting.

(a) Tenant shall not assign, in whole or in part, this Lease, or allow it to be assigned, in whole or in part, by operation of law or otherwise or mortgage, encumber, or pledge the same, or sublet the Leased Premises, in whole or in part, or suffer or permit the occupation of all or any part thereof by any other party, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, except Tentant may assign this Lease if Tenant undergoes a change of control. In no event shall any such assignment or sublease ever release Tenant or any guarantor from any obligation or liability hereunder. The consent by Landlord to any assignment or subletting shall not constitute a waiver of the necessity for such consent to any subsequent assignment or subletting.

(b) If Tenant desires to assign or sublet all or any part of the Leased Premises to any party, it shall so notify Landlord at least thirty days in advance of the date on which Tenant desires to make such assignment or sublease. Tenant will simultaneously with such request give Landlord (i) the name and address of the proposed assignee or subtenant, (ii) the terms of the proposed assignment or sublease, (iii) reasonably satisfactory and complete information about the nature, financial condition, business and business history of the proposed assignee or subtenant, and its proposed initial use of the Leased Premises, and (iv) a fee in the amount of $1,000.00 to reimburse Landlord for all its expenses including, without limitation, reasonable attorneys fees associated with Tenant’s request to assign, sublet or otherwise encumber the Leased Premises under the terms of the Lease. The consent by Landlord to any assignment or subletting shall not constitute a waiver of the necessity for such consent to any subsequent assignment or subletting. Within fifteen days after Landlord’s receipt of Tenant’s proposed assignment or sublease and all required information concerning the proposed sublessee or assignee, Landlord shall have the following options: (1) as to a requested sublease with a sublease term that coincides with ninety-five percent or more of the remaining term of this Lease, cancel this Lease as to the Leased Premises or portion thereof proposed to be sublet (provided, however, that Tenant shall have ten (10) days to nullify Landlord’s cancellation of this Lease by written notice to Landlord that it is withdrawing the sublease request); (2) consent to the proposed assignment or sublease, and, if the rent due and payable by any assignee or sublessee under any such permitted assignment or sublease (or a combination of the rent payable under such assignment or sublease plus any bonus or any other consideration or any payment incident thereto) exceeds the rent payable under this Lease for such space, Tenant shall pay to Landlord all such excess rent and other excess consideration, less Tenant’s reasonable expenses incurred in connection with such subletting, including without limitation, reasonable brokerage commissions, improvements allowances, and alteration costs, within ten days following receipt thereof by Tenant; or (3) refuse, in Landlord’s reasonable judgment, to consent to the proposed assignment or sublease, which refusal shall be deemed to have been exercised unless Landlord gives Tenant written notice providing otherwise. Upon the occurrence of an event of default, if all or any part of the Leased Premises are then assigned or sublet, Landlord, in addition to any other remedies provided by this Lease or provided by law may, at its option, collect directly from the assignee or sublessee all rents becoming due to Tenant by reason of the assignment or sublease. Any collection directly by Landlord from the assignee or sublessee shall not be construed to constitute a novation or a release of Tenant or any guarantor from the further performance of its obligations under this Lease. Tenant shall deliver to Landlord within twenty (20) days after any assignment or subletting a copy of the executed assignment or sublease agreement. Any assignment or sublease shall provide that the assignee or subtenant shall comply with all applicable terms and conditions of this Lease to be performed by Tenant hereunder. The permitted use of the Leased Premises shall not change in connection with any assignment or sublease.

ARTICLE 13. SUBORDINATION AND ATTORNMENT

13.1. Rights of Mortgagee. Tenant acknowledges and agrees that this Lease shall be subject and subordinate to the lien of all existing and future mortgages on the Leased Premises and shall, within 15 days of Landlord’s request, execute such subordination agreements as may be submitted by the holders of such mortgages. Tenant, upon request of the lienholder, will agree that, if such lienholder succeeds to the interest of Landlord, Tenant will recognize said lienholder (or successor in interest of the lienholder) as its landlord under the terms of this Lease.

ARTICLE 14. LANDLORD’S LIEN

14.1. Uniform Commercial Code. This Lease is intended as and constitutes a security agreement within the meaning of the Uniform Commercial Code of the state in which the Leased Premises are situated. Landlord, in addition to the rights prescribed in this Lease and by law, shall have all of the rights, titles, liens and interests in and to Tenant’s property (but expressly excluding any of Tenant’s interests in intellectual property, product inventory, raw materials, and human tissue in any form), now or hereafter located upon the Leased Premises, which may be granted a secured party, as that term is defined, under the Uniform Commercial Code to secure to Landlord payment of all sums due and the full performance of all Tenant’s covenants under this Lease. Tenant will on request execute and deliver to Landlord a financing statement for the purpose of perfecting Landlord’s security interest under this Lease or Landlord may file a financing statement without the Tenant’s signature. Unless otherwise provided by law and for the purpose of exercising any right pursuant to this section, Landlord and Tenant agree that reasonable notice shall be met if such notice is given by ten days written notice, certified mail, return receipt requested, to Landlord or Tenant at the addresses specified herein.

ARTICLE 15. DEFAULT AND REMEDIES

15.1. Default by Tenant. The following shall be deemed to be events of default by Tenant under this Lease: (i) Tenant shall fail to pay any installment of Annual Gross Rent or any other Additional Rent, or any other charge or assessment against Tenant pursuant to the terms hereof and such failure to pay shall continue for more than ten (10) days after the same is due; (ii) Tenant shall fail to comply with any term, provision, covenant, agreement or warranty made under this Lease by Tenant, other than the payment of any installment of Annual Gross Rent or any other Additional Rent or other charge or assessment payable by Tenant, and shall not cure such failure within thirty (30) days after written notice thereof to Tenant provided however that if such non-monetary default is of such a nature that it cannot through the exercise of diligent and reasonable efforts be cured within thirty (30) days, then Tenant shall not be in default in such instance if Tenant promptly commences and diligently pursues the cure of such non-monetary default to completion as soon as possible and in all events within ninety (90) days after such initial notice; (iii) a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or substantially all of Tenant’s assets is filed against Tenant in any court pursuant to any statute either of the United States or of any state and Tenant fails to secure or diligently proceed to secure a discharge thereof within sixty (60) days, or if Tenant voluntarily files a petition in bankruptcy or makes an assignment for the benefit of creditors or petitions for or enters into an arrangement with creditors; or (iv) Tenant shall do or permit to be done anything which creates a lien upon the Leased Premises for work performed by, through or under Tenant which Tenant fails to remove or bond off within thirty (30) days after written notice thereof.

15.2. Remedies for Tenant’s Default.

(a) Upon the occurrence of any event of default set forth in this Lease, Landlord, besides other rights or remedies that it may have and without prior notice (except as specified in Subsection 15.1 above), shall have the right to (i) terminate Tenant’s right of continued possession of the Leased Premises and declare the entire remaining unpaid Rent for the balance of the then existing Term of this Lease to be immediately due and payable forthwith and take action to recover and collect the same either by distress or otherwise, but in the event Landlord is able to relet the Leased Premises during such periods from time to time, Tenant shall consent to such reletting and Tenant shall be entitled to a credit against such damages in the amount of the rents and other sums received by Landlord from any such reletting of the Leased Premises, less any reasonable costs incurred by Landlord in connection with the repossessing of the Leased Premises, including, without limitation, reasonable attorneys’ fees, brokerage commissions and any costs of allowance, repairs or alterations, or (ii) terminate this Lease, in which event Tenant shall immediately surrender the Leased Premises to Landlord, or (iii) terminate Tenant’s right of continued possession of the Leased Premises and from time to time, without terminating this Lease, relet the Leased Premises or any part thereof for the account and in the name of Tenant, for any such lease term or terms and conditions as Landlord, in its reasonable discretion, may deem advisable, and with the right to make alterations, additions and repairs to the Leased Premises deemed by Landlord to be necessary in conjunction with such reletting. Notwithstanding any other remedy set forth in this Lease, in the event Landlord has made rent concessions of any type or character, or waived any base rent, and Tenant fails to take possession of the Leased Premises on the commencement or completion date or otherwise defaults at any time during the term of this Lease, the rent concessions, including any waived base rent, shall be cancelled and the amount of the base rent or other rent concessions shall be due and payable immediately as if no rent concessions or waiver of any base rent had ever been granted. A rent concession or waiver of the base rent shall not relieve Tenant of any obligation to pay any other charge due and payable under this Lease including without limitation any sum due under Article 3. Notwithstanding anything contained in this Lease to the contrary, this Lease may be terminated by Landlord only by mailing or delivering written notice of such termination to Tenant, and no other act or omission of Landlord shall be construed as a termination of this Lease.

(b) Should Landlord terminate Tenant’s right of possession of the Leased Premises pursuant to Subsection (a) (iii) above, then Tenant shall pay to Landlord, within ten (10) days of Landlord’s demand, all of the following: (i) any unpaid Rent and other charges to be paid by Tenant hereunder up to the date when Landlord shall have so terminated Tenant’s right of possession, plus interest thereon at the Default Rate from the due date together with the total cost of brokerage commissions and initial leasehold or tenant improvements or allowances incurred by Landlord in connection with the execution of this Lease (prorated for the unexpired portion of the Term); (ii) the reasonable costs of recovering possession of the Leased Premises and any reasonable legal fees and expenses directly related to the breach, the recovery of possession, and the collection of unpaid Rent and other charges; (iii) the reasonable costs incurred by Landlord in repairing and restoring the Leased Premises to the condition which same were to have been surrendered to Landlord at the expiration of the Lease term or to a condition required to lease premises to a new tenant; (iv) the reasonable costs of removing any of Tenant’s property from the Leased Premises and, if same be stored, the reasonable cost of transporting and storing same (if Landlord shall store such property in a Building then Landlord shall be entitled to a reasonable storage fee hereunder); and (v) all reasonable brokerage fees and commissions and allowances (prorated for the unexpired portion of the Term) incurred by Landlord in reletting the Leased Premises.

(c) Rents received by Landlord from any reletting pursuant to Subsection (a)(iii) above, shall be applied first to the payment of any of the items enumerated in Subsection (b) above, in such order as Landlord shall deem appropriate, and second to the payment of rent and other sums due and unpaid by Tenant hereunder as of the date of Landlord’s receipt of said rents. The residue, if any, shall be held by Landlord and applied in payment of future rent or damages in the event of termination as the same may become due and payable hereunder.

(d) No such reletting of the Leased Premises by Landlord pursuant to Subsection (a) (iii) above shall be construed as an election on its part to terminate this Lease unless a notice of such intention be given by Landlord to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction; and notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach provided it has not been cured.

(e) Should Landlord at any time terminate this Lease for any breach pursuant to Subsection (a)(ii) above, then in addition to any other remedy Landlord may have by reason of such breach, Landlord shall have the right to recover from Tenant all or any of the following: (i) any unpaid rent and other charges to be paid by Tenant hereunder up to the date of termination, plus interest thereon at the Default Rate from the due date; (ii) the reasonable costs of recovering possession of the Leased Premises and collecting said arrearages in rent and other charges, including any reasonable legal fees and expenses directly related to the breach, the recovery of possession, and the collection of unpaid Rent and other charges to be paid by Tenant and the total cost of brokerage commissions and initial leasehold or tenant improvements or allowances incurred by Landlord in connection with the execution or renewal of this Lease (prorated for the unexpired portion of the Term); (iii) costs, as reasonably estimated by Landlord which would be incurred in repairing or restoring the Leased Premises to the condition in which the same were to have been surrendered to Landlord at the expiration of the Lease term; (iv) the reasonable costs of removing any of Tenant’s property from the Leased Premises, and, if same be stored, the reasonable cost of transporting and storing same (if Landlord shall store such property in a Building then Landlord shall be entitled to a reasonable storage fee hereunder); (v) all brokerage fees and commissions (prorated for the unexpired portion of the Term) incurred by Landlord in reletting the Leased Premises; and (vi) compensation for the loss of profits occasioned by the breach and resultant termination of this Lease, which loss the parties agree shall be determined by calculating the total amount of Rent to be paid by Tenant, and any other charges to be paid by Tenant, as if this Lease had not been terminated.

(f) Landlord shall have the right to recover, in execution of judgment(s) rendered in legal proceedings or otherwise, either jointly or from time to time severally, the applicable sums specified in clauses (i) through (v) of Subsection (b) and clauses (i) through (vi) of Subsection (e), and Landlord’s recovery of one or more of such sums shall not constitute a waiver of Landlord’s right to recover from Tenant the remaining sum(s).

(g) Tenant hereby waives all rights of redemption, now or hereafter granted, to the extent such rights may be lawfully waived.

(h) Pursuit of any of the foregoing remedies shall not preclude pursuit of any other remedy herein provided or any other remedy provided by law or at equity, nor shall pursuit of any remedy herein provided constitute an election of remedies thereby excluding the later election of an alternate remedy, or a forfeiture or waiver of any Annual Gross Rent, or other Additional Rent or other charges and assessments payable by Tenant and due to Landlord hereunder or of any damages accruing to Landlord by reason of violation of any of the terms, covenants, warranties and provisions herein contained. All of Tenant’s and Landlord’s obligations under this Section shall survive the termination of this Lease.

(i) Notwithstanding anything herein to the contrary, in the event that Tenant abandons the Leased Premises for a continuous period of three weeks or more for any reason other than casualty or condemnation or force majeure not relating to Tenant’s business operations, Landlord shall have the sole and exclusive remedy to terminate this Lease without prior notice. “Abandon” means the vacating of all or substantially all of the Leased Premises by Tenant, when the Tenant is in default of the rental payments due under this Lease or any other material provision of this Lease.

15.3. Tenant’s Bankruptcy. In addition to Landlord’s remedies under this Article 15, Landlord may, at its sole discretion and without notice, invoke the following provisions:

(a) Upon a Tenant’s bankruptcy, this Lease and all rights of Tenant hereunder shall automatically terminate with the same force and effect as if the date of any such event were the date stated herein for the expiration of the Term, and Tenant shall vacate and surrender the Leased Premises, but shall remain liable as herein provided. Landlord reserves any and all remedies provided herein or at law or in equity.

(b) If this Lease is not terminated in accordance with subsection (a) above because such termination is not allowed under the Bankruptcy Code (hereinafter defined), upon the filing of a petition by or against Tenant under the Bankruptcy Code, Tenant, as debtor and as debtor in possession, and any trustee who may be appointed, agree:

(1) to perform promptly each and every obligation of Tenant under this Lease until such time as this Lease is either rejected or assumed by order of a United States Bankruptcy Court or other United States Court of competent jurisdiction; or deemed rejected by operation of law, pursuant to 11 U.S.C. § 365(c)(4);

(2) to pay monthly in advance on the first day of each month as reasonable compensation for use and occupancy of the Leased Premises an amount equal to all Annual Gross Rent and all other Additional Rent;

(3) to reject or assume this Lease within sixty (60) days of the filing of such petition under Chapter 7 of the Bankruptcy Code or within thirty (30) days of the filing of a petition under any other Chapter;

(4) to give Landlord at least forty-five (45) days prior written notice of any proceeding relating to any assumption of this Lease;

(5) to give Landlord at least thirty (30) days prior written notice of any abandonment of the Leased Premises;

(6) to be deemed conclusively to have rejected this Lease in the event of the failure to comply with any of the above;

(7) to have consented to the entry of an order by an appropriate United States Bankruptcy Court providing all of the above, waiving notice and hearing of the entry of same; and

(8) that this is a “lease of real property” as such term is used in the Bankruptcy Code.

(c) Notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord hereunder, whether or not expressly denominated as Rent, shall constitute “rent” for the purposes of Section 502(b)(7) of the Bankruptcy Code, including, without limitation, reasonable attorneys’ fees incurred by Landlord by reason of Tenant’s bankruptcy.

(d) Nothing contained in this Section 15.3 shall be deemed in any manner to limit Landlord’s rights and remedies under the Bankruptcy Code, as presently existing or as may hereafter be amended. In the event that the Bankruptcy Code is interpreted or amended during the term of this Lease to so permit, or is superseded by an act so permitting, the following additional acts shall be deemed an event of default under this Lease: (i) if Tenant is adjudicated insolvent by the United States Bankruptcy Code or (ii) if a petition is filed by or against Tenant under the Bankruptcy Code and such petition is not vacated within one hundred twenty (120) days. In either of such events, this Lease and all rights of Tenant hereunder shall automatically terminate with the same force and effect as if the date of either such event were the date stated herein for the expiration of the Term, and Tenant shall vacate and surrender the Leased Premises, but shall remain liable as herein provided. Landlord reserves any and all rights and remedies provided herein or at law.

ARTICLE 16. TENANT’S REPRESENTATIONS

16.1. Tenant’s Representations. Tenant, in order to induce Landlord to enter into this Lease, hereby represents that: Tenant has full power and authority to conduct its business as presently conducted and to enter into this Lease; that this Lease has been duly authorized, executed and delivered by Tenant and constitutes and legal and binding obligation of Tenant; and that no litigation or proceedings (or threatened litigation or proceeding or basis therefore) exists which could materially and adversely affect the ability of Tenant to perform its obligations under this Lease or which would constitute a default on the part of Tenant under this Lease, or which would constitute such a default with the giving of notice or lapse of time, or both.

ARTICLE 17. PERSONAL PROPERTY TAXES

17.1. Personal Property Taxes. Tenant shall be liable for all taxes levied against Tenant’s furniture, equipment, supplies, trade fixtures and other personal property located in the Leased Premises, regardless of whether title to such improvements shall be held by Tenant or Landlord.

ARTICLE 18. EARLY TERMINATION

18.1 Early Termination. Tenant may terminate this lease at any time after the first twelve (12) months of the Lease Term upon payment to Landlord of a sum equal to six months rent in which event both parties shall be released from any further liability or obligation hereunder.

ARTICLE 19. MISCELLANEOUS

19.1. Waiver. Failure of Landlord or Tenant to declare an event of default immediately upon its occurrence, or delay in taking any action in connection with an event of default, shall not constitute a waiver of the default, but Landlord or Tenant shall have the right to declare the default at any time and take such action as is lawful or authorized under this Lease. Pursuit of any one or more of the remedies set forth in Article 15 above shall not preclude pursuit of any one or more of the other remedies provided elsewhere in this Lease or provided by law, nor shall pursuit of any remedy constitute forfeiture or waiver of any rent or damages accruing to Landlord or Tenant by reason of the violation of any of the terms, provisions or covenants of this Lease. Failure by Landlord or Tenant to enforce one or more of the remedies provided upon an event of default shall not be deemed or construed to constitute a waiver of the default or of any other violation or breach of any of the terms, provisions and covenants contained in this Lease. Without limiting the generality of the foregoing, no action taken or not taken by Landlord or Tenant under the provisions of this Section or any other provision of this Lease (including, by way of example rather than of limitation, the Landlord’s acceptance of the payment of rent after the occurrence of any event of default) shall operate as a waiver of any right to be paid a late charge or of any other right or remedy which either party hereto would otherwise have against the other party on account of such event of default under the provisions of this Lease or applicable law (each party hereto hereby acknowledging that, in the interest of maintenance of good relations between Landlord and Tenant, there may be instances in which the other party chooses not immediately to exercise some or all of its rights on the occurrence of an event of default).

19.2. Attorney’s Fees. In the event that it shall become necessary for either Landlord or Tenant to employ the services of attorneys to enforce any of their respective rights under this Lease or to collect any sums due to them under this Lease or to remedy the breach of any covenant of this Lease on the part of the other to be kept or performed, the nonprevailing party (Tenant or Landlord as the case may be) shall pay to the prevailing party such reasonable fees as shall be charged by the prevailing party’s attorneys and paralegals for such services, including services at all trial and appellate levels and post judgment proceedings and such prevailing party shall also have and recover from the nonprevailing party (Landlord or Tenant as the case may be) all other costs and expenses of such suit and any appeal thereof or with respect to any postjudgment proceedings.

19.3. Successors. This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives, successors and assigns.

19.4. Captions. The captions appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of any section. The word “Landlord” and the pronouns referring thereto, shall mean, where the context so admits or requires, the persons, firm or corporation named herein as landlord or the mortgagee in possession of the land and building comprising the Lease Premises. Any pronoun shall be read in the singular or plural number and in such gender as the context may require. Except as otherwise provided in this Lease Agreement, the terms and provisions of this Lease Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

19.5. Notice. Any notice, demand, consent, approval or other communication to be given to or served upon any party hereto, in connection herewith, must be in writing, and may be given by facsimile transmission, certified mail or guaranteed overnight delivery service, return receipt requested. If a notice is delivered by United States Mail, it shall be deemed to have been given and received two (2) days following the deposit of a certified letter containing such notice, properly addressed, with postage prepaid, with the United States Mail. If delivered by facsimile transmission or by guaranteed overnight delivery service, it shall be deemed to have been given and received the same day that the notice is faxed or delivered into the custody of the overnight delivery service. If the notice is given otherwise than by certified mail, facsimile transmission or guaranteed overnight delivery service, it shall be deemed to have been given when delivered to and received by the party to whom it is addressed. Notices shall be given to the parties hereto at the following addresses:

To Landlord:	Wigshaw, LLC
P.O. Box 1857
14026 NW US 441
Alachua, Florida 32616

To Tenant:	Axogen Corporation
P.O. Box 357787
Gainesville, Florida 32635-7787

Either party hereto may, at any time by giving five (5) business days’ written notice to the other party hereto, designate any other address in substitution of the foregoing address to which notice shall be given and other parties to whom copies of all notices hereunder shall be sent.

19.6. Severability. If any provision of this Lease or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Lease and the application for such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

19.7. Landlord’s Liability. Tenant shall look solely to the estate and property of the Landlord in the Building for the collection of any judgment, or in connection with any other judicial process, requiring the payment of money by Landlord in the event of any default by Landlord with respect to any of the terms, covenants and conditions of this Lease to be observed and performed by Landlord, and no other property or estates of Landlord shall be subject to levy, execution or other enforcement procedures for the satisfaction of Tenant’s remedies and rights under this Lease. The provisions of this Section are not designed to relieve Landlord from the performance of any of its obligations hereunder, but rather to limit Landlord’s liability in the case of a recovery of a money judgment against Landlord. The foregoing limitation shall not apply to or limit any injunctive or other equitable declaratory or other forms of relief which Tenant may be entitled to. The word “Landlord” as used in this Lease shall mean only the owner from time to time of Landlord’s interest in this Lease. In the event of any assignment of Landlord’s interest in this Lease, the assignor shall no longer be liable for the performance or observation of any agreements or conditions on the part of Landlord to be performed or observed subsequent to the effective date of such assignment provided the assignee specifically assumes all such obligations.

19.8. Estoppel Certificates. Tenant agrees at any time and from time to time, upon not less than fifteen (15) days prior written request of Landlord, to execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified, and stating the modifications), the date to which the rental and other charges have been paid in advance, if any, and whether or not any violations are in existence as of the date of said statement, that Tenant has accepted possession of the Leased Premises, the date on which the term commenced; and, as to whether, to the best knowledge, information and belief of the signer of such certificate, the other party is then in default in performing any of its obligations hereunder (and, if so, specifying the nature of each such default); and as to any other fact or condition with respect to this Lease reasonably requested by the other party hereto or such other addressee, it being intended that any such statement delivered pursuant to this Section may be relied upon by any prospective purchaser of the fee or mortgagee or assignee of any mortgage upon the fee.

19.9. No Recording. Tenant shall not record this Lease or any memorandum or short form hereof without the written consent and joinder of Landlord.

19.10. Waiver of Jury Trial. The parties hereto waive trial by jury in connection with any proceedings or counterclaims brought by either of the parties hereto against the other.

(a) All disputes arising in connection with this Agreement, including the interpretation, performance or non-performance of the Agreement, shall be resolved by binding arbitration in the State of Florida. All disputes shall be settled by one (1) arbitrator. Any such arbitration shall be conducted in the English language, shall be governed by the laws of the jurisdiction in which the arbitration is held. Any arbitration award shall be final and binding and no appeal shall lie therefrom. Judgment upon the award may be entered in any court of competent jurisdiction. Except for each Party’s own attorneys’ fees and any expenses incurred in producing its own witnesses, all other administrative expenses shall be divided as directed by the arbitrators.

(b) If either Party, notwithstanding the foregoing, should attempt either to resolve any dispute arising in connection with this Agreement in a court of law or equity or to forestall, preempt, or prevent arbitration of any such dispute by resort to the process of a court of law or equity, and such dispute is ultimately determined to be arbitral by such court of law or equity, the arbitrators shall include in their award an amount for the other Party equal to all of that other Party’s costs, including legal fees, incurred in connection with such arbitral determination. Nothing in this 19.10 shall prevent a Party from seeking a remedy in a court of equity if money damages are not an adequate remedy, or in order to preserve the status quo pending an arbitration award.

19.11. Corporate Authority. If Tenant executes this Lease as a corporation, each of the persons executing this Lease on behalf of Tenant does hereby personally represent and warrant that Tenant is a duly authorized and existing corporation, that Tenant is qualified to do business in the state in which the Leased Premises are located, that the corporation has full right and authority to enter into this Lease, and that each person signing on behalf of the corporation is authorized to do so. In the event any representation or warranty is false, all persons who execute this Lease shall be liable, individually, as Tenant. Landlord, before it accepts and delivers this Lease Agreement, may require Tenant to supply it with a certified copy of the corporate resolution authorizing the execution of the Lease Agreement by Tenant. If Tenant is a corporation (other than one whose shares are regularly and publicly traded on a recognized stock exchange), Tenant represents that the ownership and power to vote its entire outstanding capital stock belongs to and is vested in the officer or officers executing this Lease Agreement or members of his, her or their immediate family. If there shall occur any change in the ownership and/or power to vote the majority of the outstanding capital stock of Tenant, whether such change of ownership is by sale, assignment, bequest, inheritance, operation of law or otherwise, without the prior written consent of Landlord, then Landlord shall have the option to terminate this Lease Agreement upon thirty (30) days’ written notice to Tenant. Tenant shall have an affirmative obligation to notify immediately Landlord of any such change.

19.12. Entire Agreement. This instrument contains the entire and only agreement between the parties and no oral statement or representations or prior written matter not contained in this instrument shall have any force and effect. This Lease Agreement shall no be modified in any way except by a writing executed by both parties.

19.13. No Partnership. Landlord is not and shall not become by this Lease Agreement or by any rights granted or reserved herein a partner or joint venturer of or with Tenant in the conduct of Tenant’s business or otherwise.

ARTICLE 20. OTHER PROVISIONS

20.1. Hazardous and Biomedical Substances.

(a) Hazardous Substances. The term “Hazardous Substances,” as used in this Lease, shall include, without limitation, flammables, explosives, radioactive materials, asbestos, polychlorinated biphenyls (PCBs), chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, petroleum and petroleum products, and substances declared to be hazardous or toxic under any law or regulation now or hereafter enacted or promulgated by any governmental authority.

(b) Tenant Restrictions. Tenant shall not cause or permit to occur:

(i) Any violation of any federal, state, or local law, ordinance, or regulation now or hereafter enacted, related to environmental conditions on, under, or about the Leased Premises, or arising from Tenant’s use or occupancy of the Leased Premises, including, but not limited to, soil and ground water conditions; or

(ii) The             , generation,             , manufacture, refining, or production, of any Hazardous Substance, under, or about the Leased Premises,             \            . Notwithstanding the foregoing, Landlord acknowledges that Tenant intends to use, store, process, and dispose of biomedical materials, wastes and human tissue in conjunction with its use of the Leased Premises and agrees that such activities shall not be deemed a default under this Lease provided Tenant complies with all applicable rules and regulations governing such activities. In addition, Tenant and its agents and employees shall properly and securely enclose and contain any such Hazardous Substances or biomedical materials or waste when transporting the same on, across or through any location in or about the Building.

(c) Environmental Clean-up.

(i) Tenant shall, at Tenant’s own expense, comply with all Laws regulating the use, generation, storage, transportation, or disposal of Hazardous Substances and biomedical wastes and materials.

(ii) Tenant shall, at Tenant’s own expense, make all submissions to, provide all information required by, and comply with all requirements of all governmental authorities (the “Authorities”) under the Laws.

(iii) Should any Authority or any third party demand that a cleanup plan be prepared and that a clean-up be undertaken because of any deposit, spill, discharge, or other release of Hazardous Substances that occurs during the term of this Lease, at or from the Leased Premises (unless such cleanup is required as a result of actions of the Landlord or persons acting on behalf of or engaged by Landlord), or which arises at any time from Tenant’s use or occupancy of the Leased Premises, then Tenant shall, at Tenant’s own expense, prepare and submit the required plans and all related bonds and other financial assurances; and Tenant shall carry out all such cleanup plans.

(iv) Tenant shall promptly provide all information regarding the use, generation, storage, transportation, or disposal of Hazardous Substances that is reasonably requested by Landlord. If Tenant fails to fulfill any duty imposed under this Section (c) within a reasonable time, Landlord may do so; and in such case, Tenant shall cooperate with Landlord in order to prepare all documents Landlord deems necessary or appropriate to determine the applicability of the Laws to the Leased Premises and Tenant’s use thereof, and for compliance therewith, and Tenant shall execute all documents promptly upon Landlord’s request. No such action by Landlord and no attempt made by Landlord to mitigate damages under any Law shall constitute a waiver of any of Tenant’s obligations under this Section (c).

(v) Tenant’s obligations and liabilities under this Section (c) shall survive the expiration of this Lease.

(d) Tenant’s Indemnity.

(i) Tenant shall indemnify, defend, and hold harmless Landlord, the manager of the property, and their respective officers, directors, beneficiaries, shareholders, partners, agents, and employees from all liabilities, obligations, penalties, fines, claims, litigation, demands, defenses, judgments, suits, proceedings, actions, costs, disbursements or expenses of any kind or of any nature whatsoever (including without limitation, reasonable attorneys’ and experts’ fees and disbursements) arising out of or in any way connected with any deposit, spill, discharge, or other release of Hazardous Substances that occurs during the term of this Lease, at or from the Leased Premises, or which arises at any time from Tenant’s use or occupancy of the Leased Premises, or from Tenant’s failure to provide all information, make all submissions, and take all steps required by all Authorities under the Laws and all other environmental laws.

(ii) Tenant’s obligations and liabilities under this Section (d) shall survive the expiration of this Lease.

20.2. Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from the county health public health unit.

20.3. Americans with Disabilities Act. Tenant covenants and agrees, at its expense without reimbursement or contribution by Landlord, to keep, maintain, alter and replace, if necessary, the interior non-structural portions of the Leased Premises so as to maintain compliance of same with the Americans with Disabilities Act of 1990, 42 U.S.C. 12101 et seq. (the “Act”), as amended from time to time, and all rules and regulations promulgated to further the purpose of and to enforce the Act (the “ADA”).

20.4. Time of Essence. Time is of the essence of each and every provision and term of this Lease.

20.5. Exhibits and Riders. Exhibit A – Leased Premises Site Plan; Exhibit B – Rules and Regulations; Exhibit C – Flex Building Space: Office Standards;.

20.6. Complete Understanding. This Lease represents the complete understanding between the parties hereto as the subject matter hereof, and supersedes all prior written or oral negotiations, representations, warranties, statements or agreements between the parties hereto as the same. No inducements, representations, understandings or agreements have been made or relied upon in the making of this Lease, except those specifically set forth in the provisions of this Lease. Neither party hereto has any right to rely on any other prior or contemporaneous representation made by anyone concerning this Lease which is not set forth herein. This Lease may not be altered, waived, amended or extended except by an instrument in writing signed by Landlord and Tenant. Landlord and Tenant acknowledge that each of them and their counsel have had an opportunity to review this lease and that this lease will not be construed against Landlord merely because Landlord has prepared it. If there are more than one persons or entities named as “Tenant,” each named person or entity shall be jointly and severally liable for all obligations of Tenant under this Lease.

20.7. Governing Law. This Lease shall be governed in all respects by the laws of the State of Florida.

20.8. Counterparts. This Lease may be signed in any number of counterparts. Each counterpart shall be an original, but all such counterparts shall constitute one Lease.

20.9 Force Majeure. In the event that Landlord or Tenant shall be delayed or hindered in or prevented from the performance of any act (other than Tenant’s obligation to make payments of Rent and other charges required hereunder), by reason of strikes, lockouts, unavailability of materials, failure of power, restrictive governmental laws or regulations, riots, insurrections, the act, failure to act, or default of the other party, war or other reason beyond its control, then performance of such act shall be excused for the period for the delay and the period of the performance of such act shall be extended for a period equivalent to the period of such delay. Notwithstanding the foregoing, lack of funds shall not be deemed to be a cause beyond control of either party.

ARTICLE 21. SIGNATURES

In Witness whereof, this Lease was executed as of “Effective Date” as specified hereinabove.

WITNESSES:	“TENANT”

/s/ Andrea Carrara	/s/ Jamie M. Grooms
Andrea Carrara

AXOGEN CORPORATION
By: Jamie Grooms
/s/ David Hansen	Its: CEO
David Hansen

“LANDLORD”

/s/ Shannon Hester	/s/ Jim Shaw
Shannon Hester

WIGSHAW, LLC
By: Jim Shaw
Its: Partner

EXHIBIT “A”

SITE PLAN

EXHIBIT “B”

RULES AND REGULATIONS

1.	Landlord agrees to furnish Tenant ten (10) keys without charge. Additional keys will be furnished at a nominal charge. Tenant shall not change locks or install additional locks on doors without prior written consent of Landlord. Tenant shall not make or cause to be made duplicates of keys procured form Landlord without prior approval of Landlord. All keys to Leased Premises shall be surrendered to Landlord upon termination of this Lease.

2.	Tenant will refer all contractors, contractor’s representatives and installation technicians rendering any service on or to the Leased Premises for Tenant to Landlord for Landlord’s approval before performance of any contractual service. Tenant’s contractors and installation technicians shall comply with Landlord’s rules and regulations pertaining to construction and installation. This provision shall apply to all work performed on or about the Leased Premises, including installation of telephone, telegraph equipment or any other physical portion of the Leased Premises or Building.

3.	Tenant shall not at any time occupy any part of the Leased Premises or Building as sleeping or lodging quarters.

4.	Tenant shall not place, install or operate on the Leased Premises or in any part of the Building any engine or stove or cook thereon or therein, or place or use in or about the Leased Premises or Building any explosives, gasoline, kerosene, oil, acids, caustics, or any flammable, explosive or hazardous material without written consent of Landlord.

5.	Landlord will not be responsible for lost or stolen personal property, equipment, money or jewelry from the Leased Premises or the Building or automobiles of tenant or invitees regardless of whether such loss occurs when the area is locked against entry or not.

6.	No dogs, cats, fowl, or other animals shall be brought into or kept in or about the Leased Premises or Building without the written consent of the Landlord.

7.	Employees of Landlord shall not receive or carry messages for or to any Tenant or other person or contract with or render free or paid services to any Tenant or to any of Tenant’s agents, employees or invitees.

8.	None of the parking, plaza, recreation or lawn areas, entries, passages, doors, hallways or stairways shall be blocked or obstructed or any rubbish, litter, trash, or material of any nature placed, emptied or thrown into these areas or such area used by Tenant’s agents, employees or invitees at any time for purposes inconsistent with their designation by Landlord.

9.	The water closets and other water fixtures shall not be used for any purpose other than those for which they were constructed, and any damage resulting to them from misuse or by the defacing or injury of any part of the Building shall be borne by the person who shall occasion it. No person shall waste water by interfering with the faucets or otherwise.

10.	No person shall disturb occupants of the Building by the use of any radios, record players, tape recorders, musical instruments, the making of unseemly noises or any unreasonable use.

11.	Nothing shall be thrown out of the windows of the Building or other passages.

12.	Tenant shall not lay floor covering within the Leased Premises without written approval of the Landlord. The use of cement or other similar adhesive materials not easily removed with water is expressly prohibited.

13.	There shall be no smoking in any area inside the Building.

EXHIBIT “C”

Flex Building Space: Office Standards

Build out of Office Space with fixtures and interior design as approved by Tenant and Landlord

Minimum Rental Square Footage:	4,000 sf

Air Conditioning:	3-Ton Unit Per 1,000sf of Rental Space

ADA Compliant Restrooms (two per unit)

Allowance of $3.00sf for Carpeting of Office Space

Allowance of $3.00sf for Ceramic Tile in Hall and Foyer

Break room with sink, cabinet and counter

Electrical/Communication:

200 AMP electrical service

Two 2x4 recessed light fixtures per 100 sf of space

Two electrical plugs per office

Two communication lines per office

Ten foot high ceilings with 2x2 grid tiles

Standard hot water heater

Painted walls with cove base

Solid core doors in metal frames

Janitor’s closet

Storage/communication equipment room

Conference room

Shell Building

*	The shell building is 32,500 square feet with exposed concrete tilt walls
*	Fifteen feet high clearance to bottom of bar joist
*	Insulated roof deck R-24
*	Glass store front and rear access rollup door or steel swing door
*	Water service stubbed out to unit with individual water meter
*	Waste water line stubbed to each unit
*	Electrical conduit stubbed to unit from a centrally located meter bank
*	Floors are finished concrete
*	Building is fully landscaped and lighted
*	Parking is provided
*	Grounds and lights are maintained by landlord
*	Each unit is individually metered for electricity and water (paid for by tenant)

The cost of any and all work exceeding Tenant’s Improvement Allowance, to be agreed by the Parties in writing, shall be the responsibility of, and paid by Tenant at the time the additional costs are incurred during construction of the Leased Premises. Plans and specifications for any work to be completed by Tenant must be submitted by Tenant to Landlord for Landlord’s approval and acceptance.